UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2014

HPEV, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-53443	75-3076597
(Commission File Number)	(IRS Employer Identification No.)

8875Hidden River Parkway, Suite 300, Tampa, Florida 33637
 (Address of Principal Executive Offices, Zip Code)

(813) 975-7567
(Registrant's telephone number, including area code)

________________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 19, 2014, HPEV, Inc. (the “Company”) and Lincoln Park Capital Fund, LLC (“Lincoln Park”) entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company has the right to sell to Lincoln Park up to $10,000,000 in shares of its common stock, par value $0.001 per share (“Common Stock”), subject to certain limitations.

Under the terms and subject to the conditions of the Purchase Agreement, Lincoln Park is obligated to purchase up to $10,000,000 in shares of Common Stock (subject to certain limitations) from time to time over the 36-month period commencing on the date that a registration statement (the “Initial Registration Statement”), which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 75,000 shares of Common Stock in regular purchases.

In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock equals or exceeds $0.60 per share.  The purchase price of shares of Common Stock related to the future funding will be based on the prevailing market prices of such shares at the time of sales (or over a period of up to 12 business days leading up to such time), but in no event will shares be sold to Lincoln Park on a day the Common Stock closing price is less than the floor price of $0.25, subject to adjustment. The Company will control the timing and amount of any sales of Common Stock to Lincoln Park.

The Company’s sales of shares of Common Stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of the Common Stock.

As consideration for its commitment to purchase shares of Common Stock pursuant to the Purchase Agreement, the Company agreed to issue to Lincoln Park 671,785 shares of Common Stock upon execution of the Purchase Agreement.

The Purchase Agreements and the Registration Rights Agreement contain customary representations, warranties and agreements of the Company and Lincoln Park and customary conditions to completing future sale transactions, indemnification rights and obligations of the parties.  Except that Lincoln Park is not obligated to  purchase more than $500,000 of Common Stock in any single regular purchase, there is no upper limit on the price per share that Lincoln Park could be obligated to pay for shares of Common Stock under the Purchase Agreement.

The Company has the right to terminate the Purchase Agreements at any time, at no cost or penalty. Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreements will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, copies of which are attached hereto as Exhibit 10.40 and 10.41, respectively, and each of which is incorporated herein in its entirety by reference.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities

In connection with the Purchase Agreement, the information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.  The issuance and sale of shares of Common Stock by the Company to Lincoln Park under the Purchase Agreement was made without registration under the Securities Act of 1933, as amended (the “Act”), or the securities laws of the applicable state, in reliance on the exemptions provided by Section 4(2) of the Act and Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state law, based on the offering of such securities to one investor, the lack of any general solicitation or advertising in connection with such issuance, the representation of such investor to the Company that it was an accredited investor (as that term is defined in Rule 501(a) of Regulation D), and the representation of such investor that it was purchasing the shares for its own account and without a view to distribute them.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On February 24, 2014, the Company issued a press release announcing the execution of the Purchase Agreement and Registration Rights Agreement.  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 10.40	Purchase Agreement, dated February 19, 2014, by and between the Company and Lincoln Park Capital Fund, LLC

Exhibit 10.41	Registration Rights Agreement, dated February 19, 2014, by and between the Company and Lincoln Park Capital Fund, LLC

Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HPEV, INC.

Date: February 24, 2014	By:	/s/ Timothy Hassett
	Name:	Timothy Hassett
	Title:	Chairman and Chief Executive Officer